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                                                                EXHIBIT 4.3

                                                               May 11, 1995

Mr. John J. Van Buren
Senior Vice-President and CFO
Datametrics Corporation
21135 Erwin Street
Woodland Hills, CA 91367

Dear Jack,

  Reference is made to that certain Letter Agreement dated February 17, 1995 by and between Datametrics Corporation and Cruttenden Roth Incorporated (the "Letter Agreement"). Through this amendment letter, Datametrics and Cruttenden Roth hereby agree that the Letter Agreement shall be amended as follows:

    1. The parties agree that Cruttenden Roth will not receive 170,000 new five-year warrants pursuant to the Letter Agreement. Accordingly, the second (2nd) paragraph under Section 1 of the Letter Agreement, commencing with the phrase, "Also on the Closing Date," shall be deleted in its entirety.

    2. The sixth (6th) and eight (8th) sentences of the first (1st) paragraph under Section 1 of the Letter Agreement are deleted in their entirety and the same are replaced by the following: "The parties agree that Datametrics shall use reasonable efforts to cause its Registration Statement on Form S-3 filed April 11, 1995 to be declared effective as promptly as practicable following the date hereof. Cruttenden Roth shall exercise its warrants on the effective date of such registration statement."

    3. The parties agree that the provisions of Section 2 of the Letter Agreement have lapsed and that neither party has any obligation to the other thereunder.

  If this amendment to the Letter Agreement meets with your approval please indicate your acceptance and agreement by executing this letter amendment and returning a copy to us.

Sincerely,                                Agreed by,
CRUTTENDEN ROTH                           DATAMETRICS CORPORATION
INCORPORATED

Michael Walthall                          John J. Van Buren
Vice-President                            Senior Chief Vice-President
                                          and Chief Financial